UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2010

NEUTRAL TANDEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33778	31-1786871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 West Adams Street

9th Floor

Chicago, Illinois 60661

(Address of principal executive offices, including Zip Code)

(312) 384-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 1, 2010, Neutral Tandem, Inc. (the “Company”) announced the completion of its acquisition of Tinet S.p.A. (“Tinet”) pursuant to a Share Purchase Agreement, dated September 9, 2010, by and between the Company, on the one hand, and BS Investimenti SGR S.p.A. (on behalf of the investment fund “BS Investimenti IV”), BS Private Equity S.p.A., Mauro Righetti, Paolo Susnik, Paolo Gambini, Maurizio Binello, Luciana Giordo, Francisco Rey and Sven Engelhardt, on the other hand (the “Purchase Agreement”). Under the Purchase Agreement, the Company acquired all of the outstanding shares of Tinet’s capital stock for cash consideration of approximately 74.5 million euros (approximately $99.8 million, based on an exchange rate of approximately €1 = $1.34, which is the average exchange rate that the Company received on various dates when it converted dollars to euros in connection with the acquisition), which reflected certain purchase price adjustments and includes the assumption of cash and repayment of long-term debt described below.

As part of the 74.5 million euros purchase price, the Company assumed approximately 5.2 million euros in cash (approximately $7.0 million, based on an exchange rate of approximately €1 = $1.34, which is the average exchange rate that the Company received on various dates when it converted dollars to euros in connection with the acquisition) and caused Tinet to pay off approximately 18.2 million euros in long-term debt (approximately $24.4 million, based on an exchange rate of approximately €1 = $1.34, which is the average exchange rate that the Company received on various dates when it converted dollars to euros in connection with the acquisition). 5.5 million euros of the cash consideration will be held in escrow for a period of two years following the closing (approximately $7.4 million, based on an exchange rate of approximately €1 = $1.34, which is the average exchange rate that the Company received on various dates when it converted dollars to euros in connection with the acquisition). The Company financed the purchase price with cash from its balance sheet.

The information set forth in Item 1.01 “Entry into a Material Definitive Agreement” in the Current Report on Form 8-K filed September 10, 2010 is incorporated into this Item 2.01 by reference.

Attached hereto as Exhibit 99.1 is a press release dated October 1, 2010 issued by the Company announcing the completion of its acquisition of Tinet.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

President and Chief Operating Officer

On September 30, 2010, the Compensation Committee (the “Committee”) of the Company’s board of directors (the “Board”) recommended, and the Board approved, the promotion of Surendra Saboo to President and Chief Operating Officer. Dr. Saboo has served as the Company’s Executive Vice President and Chief Operating Officer since May 2006. Prior to joining the Company, Dr. Saboo was the Vice President of Product Development and Operations for Voice Services at Comcast Corporation from January 2002 to March 2006. From June 2000 to December 2001, Dr. Saboo served as Executive Vice President and Chief Operating Officer of Broadnet Europe, SPRL, a pan-European subsidiary of Comcast Corporation. Prior to joining Comcast Corporation, Dr. Saboo was the Chairman, Chief Executive Officer and founder of Teledigm, an e-CRM software product company in Dallas, Texas. Prior to starting Teledigm, Dr. Saboo spent 14 years at AT&T in a variety of operating areas including research and development, engineering, product management, strategy, systems development and operations. Dr. Saboo began his career with AT&T in 1986 as a Member of Technical Staff at Bell Laboratories in Holmdel, NJ. Dr. Saboo holds a B.S.M.E. degree from Birla Institute of Technology, India as well as M.S. and Ph.D. degrees in Operations Research from Ohio State University.

For a description of Dr. Saboo’s restricted stock award and employment agreement terms, see subsection (e) below.

Managing Director of Tinet SpA

Paolo Susnik, the current Managing Director of Tinet, will remain the Managing Director of Tinet and a member of Tinet’s board of directors immediately following the completion of the acquisition.

Mr. Susnik is 46 years old and has more than 14 years of executive management experience in the telecommunications industry. In 2002, he was appointed to his current position as Managing Director of Tinet, where he also successfully managed the completion of BS Private Equity’s acquisition of Tinet in May 2009. Prior to Tinet, Mr. Susnik was the Chief Technology Officer of the Tiscali Group, an internet company currently listed on the Milan Stock Exchange. In this capacity, he led the start up of “Video Online” in the Czech Republic. Prior to his employment with the Tiscali Group, Mr. Susnik worked for IBM. Mr. Susnik holds a Master of Science in Engineering from the University of Cagliari, Italy and currently serves as a board member of Mix S.r.l., an Italian internet exchange company.

On September 9, 2010, the Company entered into the Purchase Agreement with Tinet’s shareholders, including Mr. Susnik. The acquisition was completed on October 1, 2010. Under the Purchase Agreement, Mr. Susnik received 3,037,402.47 euros in cash (approximately $4.1 million, based on an exchange rate of approximately €1 = $1.34, which is the average exchange rate that the Company received on various dates when it converted dollars to euros in connection with the acquisition) in exchange for his shares of Tinet’s capital stock. For a description of the Purchase Agreement, see Item 2.01 of this Current Report on Form 8-K.

For a description of Mr. Susnik’s restricted stock award and new employment agreement, see subsection (e) below.

(e)

Employment Agreements

On September 30, 2010, the Board approved the revised terms of employment agreements with each of Dr. Saboo, the Company’s President and Chief Operating Officer; Robert M. Junkroski, the Company’s Chief Financial Officer; Richard L. Monto, the Company’s General Counsel and Secretary, and David Lopez, the Company’s Senior Vice President of Sales. The revised terms will be effective as of October 1, 2010. The Company anticipates entering into agreements with each of the officers which reflect the revised terms in the near future. The significant features of the employment agreements are summarized below.

The employment agreements for each of the aforementioned named executive officers will be for terms of three years, commencing October 1, 2010, which shall renew automatically for one-year terms unless the officer or the Company provides prior notice of termination. Each employment agreement will provide for an annual salary and a discretionary annual incentive cash bonus and/or equity awards. In the event the officer’s employment is terminated (i) by the Company without cause, (ii) by the officer for good reason, or (iii) by the officer for any reason following the Company’s delivery of a notice of non-renewal of the agreement, each of the agreements will provide for a severance payment equal to one years’ base salary payable in equal installments in accordance with the Company’s payroll payment schedule. In the event that the officer’s employment is terminated within twelve (12) months following a change of control, each of the agreements will provide for a severance payment equal to two years’ base salary. Each agreement will also provide that no severance payment is due in the event of termination with cause, which includes termination for willful misconduct, conviction of a felony, dishonesty or fraud. Each agreement will contain an agreement by the officer not to compete with the Company for one year following the officer’s termination.

Pursuant to the revised terms of the employment agreements, Dr. Saboo’s base salary will increase from $305,000 to $360,000; Mr. Junkroski’s base salary will increase from $286,000 to $300,000; Mr. Monto’s base salary will increase from $229,000 to $255,000; and Mr. Lopez’s base salary will increase from $200,000 to $220,000. The increases will be effective as of October 1, 2010.

In connection with his duties with Tinet, Mr. Susnik has entered into an employment agreement that will expire four years after the completion of the Tinet acquisition. Under the agreement, Mr. Susnik will be paid an annual base salary of 220,000 euros per year with a target bonus of up to 100,000 euros per year. Mr. Susnik will also receive a form of deferred compensation totaling 66,000 euros per year, and other benefits, including the use of a car paid for by Tinet. If Mr. Susnik is terminated without cause or terminates his employment for good reason, including after a change in control, he will receive a severance payment equal to two years of his total compensation.

Restricted Stock Grants

On September 30, 2010, Dr. Saboo received 100,000 shares of restricted stock; Mr. Junkroski received 75,000 shares of restricted stock; Mr. Monto received 75,000 shares of restricted stock; and Mr. Lopez received 75,000 shares of restricted stock. One-quarter of the shares of restricted stock granted to each of Dr. Saboo, Mr. Junkroski, Mr. Monto and Mr. Lopez will vest on September 30, 2011, and the remaining three-quarters of the shares will vest in equal monthly installments over the subsequent 36 months.

On October 1, 2010, Mr. Susnik was granted 60,000 shares of restricted stock. Mr. Susnik’s restricted stock will vest in four equal annual installments beginning on October 1, 2011.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The Registrant will amend this Current Report on Form 8-K to include the required financial statements within the time permitted by Item 9.01(a)(4) of Form 8-K.

(b) Pro forma financial information.

The Registrant will amend this Current Report on Form 8-K to include the required pro forma financial information within the time permitted by Item 9.01(b)(2) of Form 8-K.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued October 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUTRAL TANDEM, INC.

/s/ Robert M. Junkroski
Date: October 1, 2010	Name:	Robert M. Junkroski
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued October 1, 2010